UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
July 28, 2005

PHARMACOPEIA DRUG DISCOVERY, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-50523	51-0418085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 5350, Princeton, New Jersey		08543-5350
(Address of principal executive offices)		(Zip Code)

(609) 452-3600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 28, 2005, the Company entered into purchase agreements to sell an aggregate 2,470,000 shares of newly issued common stock (the “Shares”) to the institutional investors listed below (collectively, the “Purchasers”) at a price of $3.43 per share (the “Private Placement”).  On August 1, 2005, the Company sold the Shares and realized gross proceeds of approximately $8.47 million from the Private Placement.  The Company expects net proceeds of approximately $7.63 million from the Private Placement after deducting fees payable to the placement agent and other transaction expenses.

Name of Purchaser	Number of Shares of Common Stock Purchased

Atlas Master Fund, Ltd.	175,000
Biotechnology Value Fund, L.P.	339,600
Biotechnology Value Fund II, L.P.	215,080
BVF Investments LLC	520,720
CD Investment Partners, Ltd.	70,000
Clarion Capital Corp.	50,000
Cranshire Capital, L.P.	50,000
Crestview Capital Master, LLC	250,000
EGI-NP Investments, LLC	52,500
Fifth Third Asset Management, Inc. F/B/O
Fifth Third Micro Cap Value Fund	98,000
Investment 10, LLC	56,600
Iroquois Master Fund Ltd.	50,000
Nite Capital LP	50,000
Senvest Master Fund, LP	125,000
Smithfield Fiduciary LLC	250,000
STI Strategic Investments Ltd.	100,000
The Jay Pritzker Foundation	17,500

Pursuant to the purchase agreements executed in connection with the Private Placement, the Company agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) as soon as reasonably practicable, but in no event later than 10 days after the closing of the Private Placement, to register the resale of the Shares.  The Company also agreed to use its best efforts, subject to the receipt of necessary information from the Purchasers, to cause the Commission to declare the registration statement effective within 60 days after the closing of the Private Placement if the registration statement receives no Commission review or 120 days after the closing of the Private Placement if the registration statement receives Commission review (the “Required Effectiveness Date”).  In addition, the Company agreed to use its best efforts, subject to receipt of necessary information from the Purchasers, to keep the registration statement effective until the earliest of (i) 2 years after the effective date of the registration statement or (ii)  the date on which the Shares become eligible for resale pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the “Securities Act”) (the “Effectiveness Period”).

If (i) the registration statement is not filed on or prior to 10 days after the closing of the Private Placement or the Company fails to file with the Commission a request for acceleration in accordance with Rule 461 promulgated under the Securities Act, within 5 trading days after the date that the Company is notified by the Commission that the registration statement will not be “reviewed,” or will not be subject to further review, (ii) the registration statement filed is not declared effective by the Commission by the Required Effectiveness Date, or (iii) after the registration statement is filed with and declared effective by the Commission, such registration statement ceases to be effective as to all the Shares to which it is required to relate at any time prior to the expiration of the Effectiveness Period without being succeeded within 10 trading days by an amendment to such registration statement or by a subsequent registration statement filed with and declared effective by the Commission, or (iv) the Company’s common stock is not listed or quoted, or is suspended from trading on, the Nasdaq National Market or the facilities of any national securities exchange on which the common stock is then traded for a period of 3 trading days (any such failure or breach being referred to as an “Event,” and the date on which such Event occurs being referred to as “Event Date”), then: (x) on each such Event Date the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Purchaser pursuant to the purchase agreements; and (y) on each monthly anniversary of each such Event Date thereof (if the applicable Event shall not have been cured by such date) until the applicable Event is cured, the Company shall pay to each Purchaser an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the aggregate purchase price paid by such Purchaser pursuant to the purchase agreements.  The purchase agreements provide that such payments shall not constitute the Purchasers’ exclusive remedy for such events.  If the Company fails to pay any such liquidated damages in full within 7 days after the date payable, the Company will pay interest thereon at a rate of 10.0% per annum (or such lesser maximum amount that is permitted to be paid by applicable law) to the Purchasers, accruing daily from the date such liquidated damages are due until such amounts, plus all such interest thereon, are paid in full.

A copy of the form of purchase agreement related to the Private Placement is attached as Exhibit 10.1 to this report.  The press releases issued by the Company related to the Private Placement are attached as Exhibits 99.1 and 99.2 to this report.

Item 3.02. Unregistered Sales of Equity Securities.

Jefferies & Company, Inc. acted as financial advisor and sole placement agent for the Private Placement and received a placement fee of approximately $593 thousand and reimbursement of $100 thousand of expenses.

The Shares were sold in the Private Placement to certain institutional investors without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Additional information regarding the Shares, the Purchasers and the Private Placement is included under Item 1.01 of this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)           Exhibits

Exhibit Number
10.1	Form of Purchase Agreement dated July 27, 2005 between Pharmacopeia Drug Discovery, Inc. and the Purchasers set forth above
99.1	Press release dated July 28, 2005
99.2	Press release dated August 2, 2005

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMACOPEIA DRUG DISCOVERY, INC.

	By:	/s/ Brian M. Posner
Brian M. Posner, Vice President, Finance and Treasurer

Date: August 2, 2005